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            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A joint special meeting of shareholders of Lord Abbett Convertible Fund, Lord Abbett Core Fixed Income Fund, Lord Abbett High Yield Fund, Lord Abbett Income Fund and Lord Abbett Short Duration Income Fund was held on November 5,
2015. The joint special meeting was held for shareholders of each Fund to vote on the following matters:

    1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

    2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:
(a) Amend the fundamental investment restriction with respect to Borrowing

                                          Votes For   Votes Against   Abstain   Broker Non-Votes
                                        ------------- ------------- ----------- ----------------
Lord Abbett Convertible Fund               45,416,211    1,070,231    1,122,241    14,374,838
Lord Abbett Core Fixed Income Fund         56,941,901    1,294,347    2,721,164     8,961,187
Lord Abbett High Yield Fund               308,757,091   10,358,793    9,456,506    84,503,590
Lord Abbett Income Fund                   312,562,694   13,426,679   19,968,616   104,827,039
Lord Abbett Short Duration Income Fund  3,197,692,562  133,638,287  191,895,355   798,285,285

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:
   (b) Amend the fundamental investment restriction with respect to Lending

                                          Votes For   Votes Against   Abstain   Broker Non-Votes
                                        ------------- ------------- ----------- ----------------
Lord Abbett Convertible Fund               45,406,076    1,082,683    1,119,924    14,374,838
Lord Abbett Core Fixed Income Fund         56,905,562    1,324,006    2,727,844     8,961,187
Lord Abbett High Yield Fund               308,463,891   10,412,202    9,696,297    84,503,590
Lord Abbett Income Fund                   312,451,011   13,173,399   20,333,579   104,827,039
Lord Abbett Short Duration Income Fund  3,196,081,673  133,983,131  193,161,400   798,285,285

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2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                                          Votes For   Votes Against   Abstain   Broker Non-Votes
                                        ------------- ------------- ----------- ----------------
Lord Abbett Convertible Fund               60,573,199     480,208       930,114        -
Lord Abbett Core Fixed Income Fund         66,402,521     691,051     2,825,027        -
Lord Abbett High Yield Fund               402,581,291   2,608,073     7,886,616        -
Lord Abbett Income Fund                   424,466,932   6,792,577    19,525,519        -
Lord Abbett Short Duration Income Fund  4,063,966,561  60,827,931   196,716,997        -